Exhibit 4.13

FORM OF Amendment to WAIVER AND CONSENT OF, AND NOTICE TO, HOLDER

OF PREFERRED STOCK OF SKYLINE MEDICAL INC. (this “Amendment”)

Dated as of February ___, 2015

WHEREAS, the undersigned and Skyline Medical Inc. (the “Company”) are parties to that certain Waiver and Consent of, and Notice to, Holder of Preferred Stock of Skyline Medical Inc., dated July ___, 2014 (the “Consent”); and

WHEREAS, the undersigned and the Company have agreed to amend the Consent as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto amend the Consent as follows:

1.	Effectiveness

This Amendment shall become effective when all of the following conditions precedent have been satisfied:

a.          This Amendment shall satisfy the requirements of Section 14.1 of the Agreement;

b.          The Company shall have delivered to each Purchaser a certificate of the Secretary of the Company certifying the resolutions duly adopted by the board of directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Amendment and the issuance of the additional amount of the Additional Shares that may be issued by reason of the amendments in this Amendment, and such resolutions shall be reasonably satisfactory in form, scope and substance to the Required Holders; and

c.          The Company shall have paid the invoice specified in the first sentence of Section 5f.

2.	Definitions

All capitalized terms used in this Amendment and not otherwise defined or modified herein shall have the respective meanings set forth in the Consent or the Agreement, as applicable.

3.	Amendments to the Consent

The Consent is hereby amended as follows:

a.   The fourth bullet point under the second paragraph is hereby deleted in its entirety and replaced with the following:

•	“an agreement by the undersigned that, (A) without the prior written consent of the underwriters, it or its affiliates will not, directly or indirectly, for a period of 90 days from the closing of either (1) an underwritten public offering of the Common Stock with gross offering proceeds of at least $6.0 million and the concurrent listing of the Common Stock on a national securities exchange (a “NASDAQ Public Offering”) or (2) an underwritten public offering of Common Stock with gross offering proceeds of at least $4.0 million (an “OTC Public Offering” and, together with a NASDAQ Public Offering, the “Qualified Public Offerings” and each individually, a “Qualified Public Offering”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise, and (B) if requested by the underwriters in such Qualified Public Offering, it will execute a standard lock-up agreement in the same form as executed by the Company’s officers and directors, solely to reflect the lock-up provided for in clause (A) above, which agreement will become effective at the closing of such Qualified Public Offering (clauses (A) and (B) together referred to herein as the “Purchaser Lock-Up”).”

b.   Section (A) of the fourth paragraph is hereby deleted in its entirety and replaced with the following:

“(A) upon the closing of a Qualified Public Offering, all outstanding shares of the Preferred Stock shall be automatically converted into shares of Common Stock at the then applicable Conversion Price on the terms provided in this instrument and otherwise as if such conversion were made by the Holders pursuant to the Certificate (such shares, the “Automatic Conversion Amount”), and this Consent serves as the Company’s notice to the Holders of such conversion for all purposes; provided, however, that to the extent that (i) the Qualified Public Offering closes within seven (7) months of the first closing of the Additional Financing (“Qualified Public Offering Deadline”) and (ii) 70% of the public offering price per share of the Common Stock in the Qualified Public Offering (the “QPO Discount Price”) is less than the Conversion Price floor contained in Section 7(e)(i) of the Certificate (the “Conversion Price Floor”), the Company shall issue additional shares of Common Stock (the “QPO True-Up Amount”) to the Holders pro rata such that the total number of shares of Common Stock received by the Holders (consisting of the sum of the Automatic Conversion Amount and the QPO True-Up Amount) shall equal the quotient of (i) the product of the Stated Value and the aggregate number of outstanding shares of Preferred Stock held by such Holders and (ii) the QPO Discount Price.”

c.   The fourth paragraph is hereby amended by adding the following at the end thereof:

“(H) When the OTC Public Offering is consummated and at the time of each subsequent publicly or privately offered financing that the Company consummates concurrent with or prior to the listing of the Common Stock on a national securities exchange, including, without limitation, the NASDAQ Public Offering, in any such case in which (i) the Company issues or is deemed by Section 2 of the Warrants (as defined herein) to have issued shares of Common Stock and (ii) the gross proceeds of such subsequent financing or financings, individually or in the aggregate, since the closing of the OTC Public Offering are greater than or equal to $500,000 (each such offering or financing, a “Warrant Adjustment Financing”), if at the time of consummation of any such Warrant Adjustment Financing 125 percent of the weighted average price at which the Company has sold shares of Common Stock in such Warrant Adjustment Financing (the “Warrant Adjustment Price”) is less than the “Exercise Price” (as defined in the Warrants to Purchase Common Stock that have been issued pursuant to the Agreement or that may hereafter be issued pursuant to the Agreement or this Consent (the “Warrants”)) as the Exercise Price would otherwise be in effect at the time of such Warrant Adjustment Financing, then at the time of each such Warrant Adjustment Financing the Exercise Price of the Warrants shall be reduced to the Warrant Adjustment Price. Once the Company meets the $500,000 individual or cumulative threshold for a Warrant Adjustment Financing, each subsequent financing that meets the specification in the immediately preceding clause (i) of this paragraph and that occurs concurrent with or prior to the listing of the Common Stock on a national securities exchange shall be a Warrant Adjustment Financing. The price or prices at which the Company shall have sold or is deemed to have sold shares of Common Stock in a Warrant Adjustment Financing shall be determined in accordance with Section 2 of the Warrants.”

d.   Section (G) of the fourth paragraph is hereby amended by adding the following at the end thereof:

“(14) Certain Convertible Securities.

(a) The attached Schedule 1 sets forth for the Convertible Notes issued in the Additional Financing the name of each holder, the outstanding principal and accrued and unpaid interest as of January 23, 2015, the holders and the amounts of principal thereof and interest thereon for those holders who have agreed in writing with the Company to convert their Convertible Notes into shares of Common Stock at the time of closing of the Qualified Public Offering (the “Converting Noteholders”), and the names of holders of Convertible Notes and the principal amounts thereof and repayment premium thereon the holders of which have not agreed so to convert their Convertible Notes (the “Non-Converting Noteholders”). A holder that is converting a portion of its Convertible Notes shall be considered a Converting Noteholder with respect to the portion of the Convertible Note being converted and a Non-Converting Noteholder with respect to the remaining portion of such Convertible Note.

(b) Each of the Converting Noteholders has executed and delivered a written agreement with the Company to convert its Convertible Notes into shares of Common Stock at the closing of the Qualified Public Offering, and such agreements are legal, valid and binding obligations of the Company and to the Company’s knowledge, each such Converting Noteholder. The Company will not amend, waive or terminate any such agreement and will not extend the time for performance thereof by any Converting Noteholder.

(c) At the time of closing of the Qualified Public Offering, the Company will repay in full the portion of the Convertible Note held by each Non-Converting Noteholder and will cancel all of the Convertible Notes.

(d) At the time of closing of the Qualified Public Offering, after giving effect to the automatic conversion of the Preferred Stock and the conversion or repayment, as the case may be, of the Convertible Notes, the Company will not have outstanding any shares of Preferred Stock or indebtedness that is convertible into, exchangeable for, or otherwise would entitle the holder to acquire, shares of Common Stock.

4.	Representations and Warranties

The Company represents and warrants to the undersigned that the statements contained in Section (G) of the Consent are true and correct as of the date the Company executes this Amendment and will be true and correct as of the date this Amendment becomes effective by its terms; provided, that for purposes of the statements in paragraph (7) of Section (G), the fees and commissions to the underwriters in connection with the Qualified Public Offering shall not be considered to be “in connection with the transactions contemplated by this Consent”. For purposes of the representations and warranties made by the Company under this Section 4, the term “Additional Shares” shall include the additional amount of Additional Shares that may be issued by reason of the amendments in this Amendment.

5.	Certain Covenants and Agreements

The Company covenants and agrees with the Holders as follows:

a.          The Company hereby confirms and agrees that on July 23, 2014 the Conversion Price of the Preferred Stock adjusted to $.13 per share and the Exercise Price of the Warrants outstanding at that time adjusted to $.13 per share by reason of issuance of Convertible Notes in the Additional Financing. Such prices adjusted to $9.75 per share following the 1-for-75 reverse stock split of the Common Stock that became effective on October 24, 2014 (the “Reverse Stock Split”).

b.          With reference to the Warrants that the Company issued on August 4, 2014 pursuant to Section 1 of the Agreement, the Company will correct the numbers of shares of Common Stock that the Holders may purchase upon exercise of such Warrants as shown on the attached Schedule 1 and issue replacement certificates that reflect such correction and that reflect the Exercise Price of $.13 per share, as adjusted to $9.75 per share by reason of the Reverse Stock Split.

c.          With respect to the dividends on the Preferred Stock for the third and fourth quarters of 2014, which dividends the Company declared payable in shares of Common Stock, the Company will correct the number of shares by issuing additional shares of Common Stock to the Holders in the respective amounts shown on the attached Schedule 1, thereby giving effect to calculation of the dividend share amounts based on Conversion Prices for the Preferred Stock of (1) $.13 per share for the third quarter dividend (with the number of shares adjusted to reflect the subsequent Reverse Stock Split), and (2) $9.75 per share, rather than $19.50 per share, for the fourth quarter dividend.

d.          If by February 4, 2015 the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY Automated Surgical Fluid Disposal Systems and assuming that there has been no adjustment to the Exercise Price or the number of shares underlying the Warrants since the Reverse Stock Split and that there has been no exercise of the Warrants after the date of this Amendment and prior to February 4, 2015, then in accordance with Section 2(d) of the Warrants on February 4, 2015 the number of shares of Common Stock issuable upon exercise of the Warrants issued at the closing under the Agreement and the Warrants issued on August 4, 2014 (corrected as stated in Section 5b of this Amendment) will be as shown on the attached Schedule 1.

e.          Neither the Company nor its transfer agent or registrar will impose any charge on the Holders for reissuance of new certificates for shares of Common Stock or Warrants that Holders may request or that the Company may issue in respect of the corrections, changes and adjustments referred to in the preceding paragraphs of this Section 5 or in respect of the Reverse Stock Split.

f.          Prior to effectiveness of this Amendment, the Company shall pay Invoice No. 714-64.34 of Pusch & Gal, counsel for certain of the Holders, including finance charges thereon. The Company will pay such invoice by wire transfer concurrently with the closing of the Qualified Public Offering. The Company shall pay (1) Invoice No. 115-64.34 of such counsel, previously provided to the Company, and (2) the additional reasonable fees and costs of counsel for such Holders relating to this Amendment and the actions contemplated hereby, in each such case in the immediately preceding clauses (1) and (2), on the earlier of the date that is five business days after the closing of the Qualified Public Offering or March 31, 2015 (including applicable finance charges).

6.	Miscellaneous

a.    This Amendment may be signed by the undersigned and the Company in counterparts.

b.    The Consent, as expressly amended by and together with this Amendment, constitutes the entire understanding among the parties and supersedes any and all previous understandings or agreements between the parties with respect to the subject matter hereof. From and after the time this Amendment becomes effective, all references in the Consent to (1) the “Consent” shall be deemed to refer to the Consent, as amended hereby and (2) the “Additional Shares” shall include the additional amount of shares of Common Stock that may be issued by reason of the amendments in this Amendment. All terms and conditions of the Consent not expressly amended herein remain in full force and effect as originally executed. For ease of administration of the Consent, a conformed copy of the Consent, as amended by this Amendment, shall be attached hereto as Schedule 2; provided, however, that in the event of any conflict between Schedule 2 and this Amendment, this Amendment shall control. All terms and conditions of the Transaction Documents not expressly amended by the Consent or this Amendment remain in full force and effect as originally executed or filed with the Secretary of State of the State of Delaware, as the case may be.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized or in their individual capacity, as the case may be, have executed this Amendment under seal as of the day and year first above written.

THE COMPANY:

Skyline Medical Inc.

By:
Name:
Title:

Accepted and Agreed:

INDIVIDUAL STOCKHOLDERS	ENTITY STOCKHOLDERS

Name of Entity

Signature (Individual)	By:
Signature
Its:
Signature (all record holders should sign)	Title

Names(s) Typed or Printed	Signatory Name Typed or Printed

Dated:	Dated:

[Signature Page to Amendment to Waiver and Consent of Preferred Stockholders]

Schedule 1

Certain Calculations, Adjustments and Corrections

Schedule 2

Conformed Copy of Consent

[see attached]

Execution Version

Conformed to reflect Amendment

WAIVER AND CONSENT OF, AND NOTICE TO, HOLDER

OF PREFERRED STOCK OF SKYLINE MEDICAL INC. (this “Consent”)

Dated as of July ___, 2014

Reference is made to that certain (1) Certificate of Designation of Preferences, Rights and Limitations of Series A Senior Convertible Preferred Stock of Skyline Medical Inc., a Delaware corporation (the “Company”), filed with the Delaware Secretary of State on January 24, 2014 (the “Certificate”) and (2) Securities Purchase Agreement, dated as of February 4, 2014, by and among the Company, the undersigned purchaser and the other purchasers (collectively, the “Purchasers”) named on Schedule I thereto (the “Agreement”). All capitalized terms used but not defined herein shall have the respective meanings set forth in the Certificate.

The Company has advised the undersigned that the Company has executed a term sheet pursuant to which the Company intends to issue and sell (i) a note in an original principal amount of $610,978 in a private placement transaction with 31 Group, LLC, comprised of, among others, Magna Group, LLC and Aegis Capital Corp., for a purchase price of $500,000, (ii) one or more notes in an aggregate original principal amount of up to $1,221,956 in a private placement transaction with certain affiliates of the Company and certain persons with whom the Company has a pre-existing relationship, for an aggregate purchase price of up to $1,000,000 and (iii) one or more warrants to purchase Common Stock in private placement transactions with 31 Group, LLC, certain affiliates of the Company and certain persons with whom the Company has a pre-existing relationship (clauses (i), (ii) and (iii) collectively referred to herein as the “Additional Financing”). The Company has agreed to file a registration statement covering the resale of the Common Stock issuable or issued and sold in connection with the Additional Financing (the “Additional Securities”). Upon request, the Company will send the draft transaction documents for the Additional Financing to the Purchasers. In order to facilitate the Additional Financing, the Company hereby requests the following from the undersigned:

•	a waiver of the Company’s obligation under Section 6.12 of the Agreement to not enter into any contract, transaction or arrangement or issue any security or instrument that provides for forward pricing of shares of Common Stock (the “Forward Pricing Transaction Restriction”) with respect to the Additional Financing and, following a Qualified Public Offering (as defined below), a waiver of the Forward Pricing Transaction Restriction for any subsequent offering of securities by the Company;

•	a consent to the inclusion of the registration of the Additional Securities on a registration statement or registration statements of the Company to be filed under the Securities Act of 1933, as amended, pursuant to Section 10 of the Agreement (the “Registration Statement”), covering the “Registrable Securities” as defined under the Agreement (the “Purchasers Registrable Securities”);

•	a consent to further extend the Filing Deadline and the Effectiveness Deadline pursuant to Section 10.1 of the Agreement such that the deadlines for the filing and effectiveness of the Registration Statement shall be the same as the applicable deadlines for the Additional Financing; and

•	an agreement by the undersigned that, (A) without the prior written consent of the underwriters, it or its affiliates will not, directly or indirectly, for a period of 90 days from the closing of either (1) an underwritten public offering of the Common Stock with gross offering proceeds of at least $6.0 million and the concurrent listing of the Common Stock on a national securities exchange (a “NASDAQ Public Offering”) or (2) an underwritten public offering of Common Stock with gross offering proceeds of at least $4.0 million (an “OTC Public Offering” and, together with a NASDAQ Public Offering, the “Qualified Public Offerings” and each individually, a “Qualified Public Offering”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise, and (B) if requested by the underwriters in such Qualified Public Offering, it will execute a standard lock-up agreement in the same form as executed by the Company’s officers and directors, solely to reflect the lock-up provided for in clause (A) above, which agreement will become effective at the closing of such Qualified Public Offering (clauses (A) and (B) together referred to herein as the “Purchaser Lock-Up”).

The undersigned hereby (i) consents to waive the Forward Pricing Transaction Restriction with respect to the Additional Financing pursuant to Section 14.1 of the Agreement and waive it for all securities offerings subsequent to a Qualified Public Offering, (ii) consents to the registration of the Additional Securities on the Registration Statement pursuant to Section 10.1 of the Agreement, (iii) consents to waive the Filing Deadline and the Effectiveness Deadline pursuant to Section 10.1 of the Agreement, provided that the Registration Statement covering the Purchasers Registrable Securities satisfies the applicable registration requirements relating to the Additional Financing and (iv) agrees to comply with the Purchaser Lock-Up.

In consideration for the waiver and consents provided herein by the Purchasers:

(A) upon the closing of a Qualified Public Offering, all outstanding shares of the Preferred Stock shall be automatically converted into shares of Common Stock at the then applicable Conversion Price on the terms provided in this instrument and otherwise as if such conversion were made by the Holders pursuant to the Certificate (such shares, the “Automatic Conversion Amount”), and this Consent serves as the Company’s notice to the Holders of such conversion for all purposes; provided, however, that to the extent that (i) the Qualified Public Offering closes within seven (7) months of the first closing of the Additional Financing (“Qualified Public Offering Deadline”) and (ii) 70% of the public offering price per share of the Common Stock in the Qualified Public Offering (the “QPO Discount Price”) is less than the Conversion Price floor contained in Section 7(e)(i) of the Certificate (the “Conversion Price Floor”), the Company shall issue additional shares of Common Stock (the “QPO True-Up Amount”) to the Holders pro rata such that the total number of shares of Common Stock received by the Holders (consisting of the sum of the Automatic Conversion Amount and the QPO True-Up Amount) shall equal the quotient of (i) the product of the Stated Value and the aggregate number of outstanding shares of Preferred Stock held by such Holders and (ii) the QPO Discount Price.

(B) if a Qualified Public Offering is not consummated by the Qualified Public Offering Deadline, then upon a Holder’s conversion of its shares of Preferred Stock, the Company shall issue to such holder such number of shares of Common Stock as calculated using the then applicable Conversion Price pursuant to the Certificate (“Base Conversion Amount”); provided, however, that to the extent that 70% of the volume weighted average price of the Common Stock on the principal Trading Market of the Common Stock during the ten Trading Days immediately preceding the Qualified Public Offering Deadline (“Non-QPO Discount Price”) is less than the Conversion Price Floor, then upon each conversion of shares of Preferred Stock by a Holder, the Company shall issue additional shares of Common Stock (the “Non-QPO True-Up Amount”) to such Holder such that the total number of shares of Common Stock received by such Holder (consisting of the sum of the Base Conversion Amount and the Non-QPO True-Up Amount) shall equal the quotient of (i) the product of the Stated Value and the aggregate number of shares of Preferred Stock that such Holder elected to convert and (ii) the Non-QPO Discount Price.

(C) Whenever the Company shall be required to issue and deliver shares for the Automatic Conversion Amount, the QPO True-Up Amount, or the Non-QPO True-Up Amount, the Company shall issue and deliver such shares in accordance with the requirements of Section 6 of the Certificate as if such shares were being issued upon conversion of the Preferred Stock in accordance with the Certificate.

(D) The Purchasers shall have the right to participate in the Additional Financing specified in clause (ii) of the definition of that term, pro rata up to an aggregate of $500,000 based on their respective interests in the Preferred Stock.

(E) The Company shall pay on demand the reasonable attorneys’ fees and expenses of the Purchasers relating to (1) this instrument, not to exceed $7,500 in total, (2) the negotiation, preparation or execution of any amendment, modification or waiver of, or consent with respect to, any of the Transaction Documents that is requested by the Company, and (3) upon receipt of notice from the Purchasers to the Company, any default or breach of any of the Company’s obligations set forth in any of the Transaction Documents, but only for so long as such default or breach is not cured; provided however, that the Purchasers shall provide to the Company (x) an estimated budget of such reasonable fees and expenses and (y) monthly invoices of such reasonable fees and expenses incurred pursuant to this paragraph (E).

(F) The term “Underlying Shares” when used in the Transaction Documents shall include the shares of Common Stock issuable or issued to the Purchasers pursuant to this Consent (the “Additional Shares”).

(G) Representations and Warranties by the Company. The Company represents and warrants to the Purchasers that the statements contained in this Section (G) are true and correct as of the date the Company executes this Consent and will be true and correct as of the date this Consent becomes effective by its terms:

(1) Consents. Neither the execution, delivery or performance of this Consent by the Company, nor the consummation by it of the obligations and transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Additional Shares and the provision to the Purchasers of the rights contemplated by this Consent and the Transaction Documents with respect to the Additional Shares) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws.

(2) Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Consent and the consummation of the transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Additional Shares and the provision to the Purchasers of the rights contemplated by this Consent and the Transaction Documents with respect to the Additional Shares). The execution, delivery and performance by the Company of this Consent and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Additional Shares and the provision to the Purchasers of the rights contemplated by this Consent and the Transaction Documents with respect to the Additional Shares), have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required. This Consent has been duly executed and delivered by the Company, and this Consent constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(3) Valid Issuance of Additional Shares. The Additional Shares have been duly and validly authorized and, when issued upon conversion of the related Preferred Shares in accordance with this Consent, the Additional Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all Encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

(4) No Conflicts. The execution, delivery and performance of this Consent and the consummation of the transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Additional Shares and the provision to the Purchaser of the rights contemplated by this Consent and the Transaction Documents with respect to the Additional Shares) will not (a) result in a violation of the certificate of incorporation, as amended, the by-laws, as amended, or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (b) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a violation of or require stockholder approval under any rule or regulation of the OTCQB, or (e) result in the creation of any Encumbrance upon any of the Company’s or any of its Subsidiary’s assets.

(5) Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except with respect to options, warrants and convertible securities disclosed in the SEC Reports or as provided in the Agreement or this Consent and for the options granted under the Company’s stock option plans disclosed in the SEC Reports and for the Additional Financing, the Company does not have any outstanding options to purchase, or any right of first refusal, right of first offer, right of co-sale, stockholder rights plan, preemptive right or other right to subscribe for or to purchase any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations, or any registration right regarding the securities of the Company. There are no provisions of the Charter Documents, and no Material Contracts, other than the Agreement and this Consent, that (a) may affect or restrict the voting rights of any Purchaser with respect to the Additional Shares in its capacity as a stockholder of the Company, (b) restrict the ability of any Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Additional Shares, or (c) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Consent or comply with the terms of this Consent and the transactions contemplated hereby. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Additional Shares and there are no registration rights that will be triggered by the issuance of the Additional Shares.

(6) No Integrated Offering. Neither the Company, any Subsidiary, nor any of the Company’s or any Subsidiary’s Affiliates or any other Person acting on the Company’s or any Subsidiary’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Additional Shares, nor have any of such Persons made any offers or sales of any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s Affiliates or solicited any offers to buy any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s Affiliates under circumstances that would require registration of the Additional Shares under the Securities Act or any other securities laws or cause this offering of the Additional Shares to be integrated with any prior offering of securities of the Company or any Subsidiary for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Additional Shares hereunder.

(7) Brokers. There is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Consent.

(8) Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Consent contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided, and it has not authorized any other Person to provide, any Purchaser or its respective agents or counsel with any information that it believes constitutes material non-public information except insofar as the existence, provisions and terms of this Consent and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in a press release or SEC filing on Form 8-K.

(9) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or any stockholder rights plan of the Company or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to each Purchaser as a result of such Purchaser and the Company fulfilling their obligations or exercising their rights under this Consent, including, without limitation, as a result of the Company’s issuance of the Additional Shares and any Purchaser’s ownership of the Additional Shares.

(10) Private Placement. Neither the Company nor its Subsidiaries or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Additional Shares under the Securities Act. The issuance of the Additional Shares is exempt from registration under the Securities Act.

(11) Acknowledgment Regarding Purchasers’ Registration of Additional Shares. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length party with respect to this Consent and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity with respect to the Company) with respect to this Consent and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents to the Company in connection with this Consent and the transactions contemplated hereby is merely incidental to such Purchaser’s negotiating and executing this Consent. The Company further represents to each Purchaser that the Company’s decision to enter into this Consent has been based on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(12) No Registration Rights. No person has the right to (i) prohibit the Company from filing a Registration Statement or (ii) require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement except in the case of clause (ii) for rights which have been disclosed in the SEC Reports, rights which have been properly waived and rights that the Company may grant to investors in the Additional Financing. The granting and performance of the registration rights under the Agreement that are applicable to the Additional Shares will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party.

(13) No Additional Agreements. The Company has no other agreements or understandings (including, without limitation, side letters) with any Purchaser to purchase or otherwise acquire shares of Common Stock on terms other than as set forth herein and in the Transaction Documents.

(14) Certain Convertible Securities.

(a) The attached Schedule 1 sets forth for the Convertible Notes issued in the Additional Financing the name of each holder, the outstanding principal and accrued and unpaid interest as of January 23, 2015, the holders and the amounts of principal thereof and interest thereon for those holders who have agreed in writing with the Company to convert their Convertible Notes into shares of Common Stock at the time of closing of the Qualified Public Offering (the “Converting Noteholders”), and the names of holders of Convertible Notes and the principal amounts thereof and repayment premium thereon the holders of which have not agreed so to convert their Convertible Notes (the “Non-Converting Noteholders”). A holder that is converting a portion of its Convertible Notes shall be considered a Converting Noteholder with respect to the portion of the Convertible Note being converted and a Non-Converting Noteholder with respect to the remaining portion of such Convertible Note.

(b) Each of the Converting Noteholders has executed and delivered a written agreement with the Company to convert its Convertible Notes into shares of Common Stock at the closing of the Qualified Public Offering, and such agreements are legal, valid and binding obligations of the Company and to the Company’s knowledge, each such Converting Noteholder. The Company will not amend, waive or terminate any such agreement and will not extend the time for performance thereof by any Converting Noteholder.

(c) At the time of closing of the Qualified Public Offering, the Company will repay in full the portion of the Convertible Note held by each Non-Converting Noteholder and will cancel all of the Convertible Notes.

(d) At the time of closing of the Qualified Public Offering, after giving effect to the automatic conversion of the Preferred Stock and the conversion or repayment, as the case may be, of the Convertible Notes, the Company will not have outstanding any shares of Preferred Stock or indebtedness that is convertible into, exchangeable for, or otherwise would entitle the holder to acquire, shares of Common Stock.

(H) When the OTC Public Offering is consummated and at the time of each subsequent publicly or privately offered financing that the Company consummates concurrent with or prior to the listing of the Common Stock on a national securities exchange, including, without limitation, the NASDAQ Public Offering, in any such case in which (i) the Company issues or is deemed by Section 2 of the Warrants (as defined herein) to have issued shares of Common Stock and (ii) the gross proceeds of such subsequent financing or financings, individually or in the aggregate, since the closing of the OTC Public Offering are greater than or equal to $500,000 (each such offering or financing, a “Warrant Adjustment Financing”), if at the time of consummation of any such Warrant Adjustment Financing 125 percent of the weighted average price at which the Company has sold shares of Common Stock in such Warrant Adjustment Financing (the “Warrant Adjustment Price”) is less than the “Exercise Price” (as defined in the Warrants to Purchase Common Stock that have been issued pursuant to the Agreement or that may hereafter be issued pursuant to the Agreement or this Consent (the “Warrants”)) as the Exercise Price would otherwise be in effect at the time of such Warrant Adjustment Financing, then at the time of each such Warrant Adjustment Financing the Exercise Price of the Warrants shall be reduced to the Warrant Adjustment Price. Once the Company meets the $500,000 individual or cumulative threshold for a Warrant Adjustment Financing, each subsequent financing that meets the specification in the immediately preceding clause (i) of this paragraph and that occurs concurrent with or prior to the listing of the Common Stock on a national securities exchange shall be a Warrant Adjustment Financing. The price or prices at which the Company shall have sold or is deemed to have sold shares of Common Stock in a Warrant Adjustment Financing shall be determined in accordance with Section 2 of the Warrants.

This Consent shall serve as the Company’s notice to the Holders of the adjustment to the Conversion Price in connection with the Additional Financing for purposes of Section 7(g)(i) of the Certificate. The Conversion Price shall be adjusted to equal the conversion price set forth in the definitive documentation for the Additional Financing.

This Consent shall become effective:

1. only in accordance with Section 14.1 of the Agreement and then only upon the first closing of the Additional Financing; and

2. when the Company shall have delivered to each Purchaser a certificate of the Secretary of the Company certifying the resolutions duly adopted by the board of directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Consent and the issuance of the Additional Shares, and such resolutions shall be reasonably satisfactory in form, scope and substance to the Required Holders.

From and after the effective day of this Consent, each reference in the Transaction Documents to the Agreement shall be deemed a reference to the Agreement as modified by the consent of the Purchasers relating to the Agreement and given in May 2014 and by this Consent.

This Consent may be signed by the Purchasers and the Company in counterparts. Except as expressly modified hereby, the Agreement and the Certificate remain in full force and effect in accordance with their terms, and the other Transaction Documents remain in full force and effect.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized or in their individual capacity, as the case may be, have executed this Consent under seal as of the day and year first above written.

THE COMPANY:

Skyline Medical Inc.

By:	[Previously Executed]
Name:
Title:

Accepted and Agreed:

INDIVIDUAL STOCKHOLDERS	ENTITY STOCKHOLDERS

Name of Entity
[Previously Executed]
Signature (Individual)	By:	[Previously Executed]
Signature
[Previously Executed]	Its:
Signature (all record holders should sign)		Title

Names(s) Typed or Printed	Signatory Name Typed or Printed

Dated:	Dated: